                                                                   Exhibit 4(c)

                                 [METLIFE LOGO]
                       Metropolitan Life Insurance Company

                                 A Stock Company
                   One Madison Avenue, New York, NY 10010-3690

                      NON-QUALIFIED ANNUITY TAX ENDORSEMENT

This Endorsement forms a part of the contract to which it is attached and is effective as of the issue date, or a date that a provision is required under the Code, if later. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

This contract is intended to comply with section 72(s) of the Code and is intended to constitute a Variable Contract within the meaning of section 817(d) of the Code.

We reserve the right to limit the frequency, number and types of transfers permitted; as well as the number or types of funding options permitted to maintain the above tax treatment.

Payments of any remaining interest after the death of the owner (or after the death of any annuitant, where the owner is not an individual) must continue to be made at least as rapidly as under the method being used at the time of the death.

Notwithstanding anything in the contract to the contrary, however, if the death referred to above occurs prior to the annuity starting date, (as defined under paragraph (b) of section 1.72-4 of the Income Tax Regulations), any remaining interest in the contract or any death benefit ( after we are furnished with satisfactory proof of death ) must be paid

(a)      in a lump sum within five years after the date of the death, or

(b) over the lifetime of the payee or over a period no longer than the payee's life expectancy with payments beginning within a year after the date of death.

If the payee to whom the death benefit is payable is the owner's spouse (or the annuitant's spouse, where the owner is not an individual), such spouse may instead continue the contract as owner.

We may amend this contract to comply with the federal tax law. We will notify you of such amendments and, where required by law, will obtain the approval of the appropriate regulatory authority.

         /s/ Gwenn L. Carr                /s/ Robert H. Benmosche
         ----------------------------     -------------------------------------
         Gwenn L. Carr                    Robert H. Benmosche
         Vice-President & Secretary       Chairman of the Board,
                                          President and Chief Executive Officer


Form RS TXEN-NQ